Exhibit 1
Sales of Acadia Realty Trust (AKR) by Yale University on 11/11/2005:
Number of Common Shares of
Beneficial Interest Sold     Price Per Share
 1,446       19.30
 510       19.31
 936       19.33
 170       19.35
 255       19.37
 85       19.38
 85       19.39
 340       19.40
 85       19.41
 2,381       19.42
 85       19.43
 85       19.44
 5698       19.45
 425       19.46
 1106       19.47
 85       19.49
 2466       19.50
Total: 16,245
Sales of Acadia Realty Trust (AKR) by The Yale University Retirement Plan for Staff
Employees ("YURPSE") on 11/11/2005
Number of Common Shares of
Beneficial Interest Sold     Price Per Share
 254       19.30
 90       19.31
 164       19.33
 30       19.35
 45       19.37
 15       19.38
 15       19.39
 60       19.40
 15       19.41
 419       19.42
 15       19.43
 15       19.44
 1,002       19.45
 75       19.46
 194       19.47
 15       19.49
 434       19.50
Total: 2,855

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